Exhibit 23.5

February 19, 2008

Delta Air Lines, Inc.
Hartsfield International Airport
Atlanta, GA 30320
Attn: Andrew Nelson
Director, Capital Markets

RE:	Delta Air Lines, Inc. ("Delta") Eleven Boeing 737-832, Four Boeing 767-332ER, Fourteen Boeing 767-432ER and Seven Boeing 777-232ER Aircraft Appraisals

Ladies and Gentleman:

We consent (i) to the use of the report prepared by us with respect to the aircraft referred to in the Prospectus included in Delta's Registration Statement on Form S-4 relating to the exchange of Pass Through Certificates, Series 2007-1 which have been registered under the Securities Act of 1933 for any and all outstanding Pass Through Certificates, Series 2007-1, (ii) to the summary of such report in the Prospectus under the headings (a) “Summary – Summary of Terms of Certificates,” (b) Summary – Equipment Notes and the Aircraft,” (c) “Summary – Loan to Aircraft Value Ratios,” (d) “Risk Factors – Risk Factors Relating to the Certificates and the Exchange Offer – Appraisals should not be relied upon as a measure of realizable value of the Aircraft,” (e) “Description of the Aircraft and the Appraisals – The Appraisals” and (f) “Description of the Equipment Notes – Loan to Value Ratios of Equipment Notes” and (iii) to references to our Firm under the headings "Description of the Aircraft and the Appraisals-The Appraisals" and "Appraisers".

Morten Beyer & Agnew Inc.

/s/ Stephen P. Rehrmann
Stephen P. Rehrmann, ATP/FE
Vice President - Appraisal Group